News Release

Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500

POLARIS REPORTS 14TH CONSECUTIVE YEAR OF RECORD EARNINGS; FOURTH QUARTER
EARNINGS PER SHARE UP 12 PERCENT

Fourth Quarter and Full Year Highlights:

•	14th consecutive Year of Record Earnings per Share
•	19th consecutive Quarter of increased Sales and Earnings
•	ATV sales grew 13% and Victory motorcycle sales grew 81% for the full year 2002
•	Improvement in earnings driven by higher gross margins of 120 basis points for the year
•	Anticipate continued growth in sales and earnings for 2003 driven by new product introductions and continued gross margin improvement

MINNEAPOLIS (January 30, 2003) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income of $1.51 per diluted share for the fourth quarter ended December 31, 2002, a 12 percent increase over prior year fourth quarter net income of $1.35 per diluted share. Higher sales volume from all-terrain vehicles (ATVs) and Victory motorcycles along with expanded gross margins contributed to the fourth quarter earnings increase. Reported net income for the fourth quarter 2002 was $35.0 million, an 11 percent increase over prior year fourth quarter net income of $31.7 million. Sales for the fourth quarter 2002 totaled a record $431.5 million, up three percent from last year’s fourth quarter sales of $419.8 million.

Full Year Results

     For the full year ended December 31, 2002, Polaris reported record net income of $103.6 million or $4.39 per diluted share, a 13 percent increase over $91.4 million or $3.88 per diluted share for the year ended December 31, 2001. Sales for the year ended December 31, 2002 totaled a record $1,521.3 million, up two percent from $1,487.7 million for the full year 2001.

(In millions except per share data)

	4th Quarter ended December 31,			Year to date ended December 31,

	2002	2001	Change	2002	2001	Change

Sales	$431.5	$419.8	3%	$1,521.3	$1,487.7	2%
Operating income	$50.6	$47.5	6%	$152.9	$144.2	6%
Net Income	$35.0	$31.7	11%	$103.6	$91.4	13%
Earnings per share (diluted)	$1.51	$1.35	12%	$4.39	$3.88	13%

     “For the 14th consecutive year, Polaris achieved record sales and earnings during a very challenging year that included the continued soft economy, uncertainty generated by the possible war with Iraq, a flood at our flagship manufacturing plant in Roseau, Minnesota, and no meaningful timely snow for the fifth season out of the past six riding seasons” said Tom Tiller, President and Chief Executive Officer. “The diversity of our businesses allows us to generate consistent profitability and growth in both difficult as well as prosperous economic environments and this year is an excellent example of the strength we have in tough times.” Tiller continued, “We also continued to invest in our business in 2002, completing the redesign of our Roseau manufacturing facility, successfully launching the largest new product introduction in the Company’s history and continuing to enhance our engineering and technology capabilities. The Company is in a favorable position for future growth and profitability.”

ATV and Victory motorcycle growth continues

     ATV (all-terrain vehicle) sales in the fourth quarter 2002 improved significantly, increasing 12 percent over last year’s fourth quarter. New products lead the growth in ATVs including the Sportsman 700 Twin, introduced in late 2001 and the recent introductions of the new Sportsman 600 and new sport ATV, the Predator. Additionally, the new Polaris Professional Series continues to develop with fourth quarter and full year sales of $4.0 million and $14.2 million, respectively and sales of the RANGER line of utility vehicles has increased significantly over 2001. Full year 2002 sales of ATVs increased 13 percent over last year, a direct result of the new product introductions. The North American ATV industry retail sales remained resilient for the year increasing six percent in spite of the weakness of the overall economy. Retail sales for Polaris products continued to outpace the industry for the fourth quarter and full year 2002, due to positive consumer acceptance for new products introduced over the past 12 to 18 months.

     Sales of Victory motorcycles increased 210 percent during the fourth quarter 2002 from last year’s fourth quarter and reached $33.8 million for the full year 2002, an 81 percent increase over the prior year. The increase is primarily attributable to the continued positive acceptance of several new product introductions. “Retail sales of Victory motorcycles to consumers continued strong with full year 2002 retail sales of Victory motorcycles finishing 50 percent ahead of 2001 and dealer inventories are considerably lower than a year ago. With the successful introduction of the new Victory Vegas, we expect continued strong growth in our Victory business going forward,” commented Tiller.

     Parts, Garments, and Accessories (PG&A) sales declined slightly during the fourth quarter 2002, down one percent compared to last year’s fourth quarter and ending the full year 2002 down three percent. The PG&A business continued to be negatively impacted by the lack of significant snowfall in much of North America during 2002. Sales of snowmobile parts, garments and accessories traditionally have represented approximately 40 percent of total PG&A sales; however, for the full year 2002, sales of snowmobile related items represented only about 30 percent of total PG& A sales, a direct result of the lack of snowfall. On the positive side, PG&A sales for the full year 2002 increased 13 percent for the other product lines primarily as a result of growth in the ATV, RANGER and motorcycle segments of our business, added product offering in those segments, improved PG&A quality and emphasis on selling solutions to the customer.

     Polaris’ Personal Watercraft (PWC) sales declined 33 percent during the fourth quarter 2002 compared to the fourth quarter 2001 and were down 12 percent for the full year 2002 from the prior year. Timing of shipments at the beginning of the PWC season and a later transition to 2003 model year production in preparation for manufacturing of the new MSX personal watercraft platform were the primary reasons for the fourth quarter sales decline.

     Snowmobile sales declined 16 percent for the fourth quarter 2002 and 21 percent for the full year 2002 when compared to the prior year periods, as previously forecasted. As previously announced, the lack of significant snowfall last season resulted in a planned overall lower production schedule for the 2002 calendar year. Although the weather did not cooperate in 2002, Polaris continued to be the market leader in the snowmobile industry due to superior quality and innovation in products and programs.

Improved efficiency, quality, and new products positively impacted gross margins

     Gross profit, as a percentage of sales, was 22.6 percent for the fourth quarter 2002, an improvement from 22.3 percent in the comparable quarter of 2001. For the full year 2002, gross margins improved 120 basis points to 21.8 percent compared to 20.6 percent for the year 2001. The continued improvement in the gross profit margin that for the quarter and full year 2002 was generated by a number of initiatives the company has implemented, including efficiency gains from the Roseau facility redesign; changes in the sales mix resulting from the new products introduced over the past several quarters; savings from various cost reduction initiatives; and lower warranty expense resulting from quality improvements. These were all offset somewhat by lower sales in the high margin PG&A business and a higher level of promotional expenses required in the 2002 periods.

Expenses reflect investments in our dealer channel and research and development

     For the fourth quarter 2002, operating expenses increased three percent to $51.6 million or 12.0 percent of sales compared to $50.2 million or 12.0 percent of sales for the fourth quarter 2001. For the full year 2002, operating expenses increased nine percent to $194.0 million or 12.8 percent of sales compared to $177.2 million or 11.9 percent of sales for the full year 2001.

     Operating expenses increased for both the fourth quarter and full year 2002 as a result of efforts to accelerate new product introductions and improve the dealer channel. For the full year 2002 research and development expenses increased 28 percent as the Company moved to accelerate the time it takes to design, develop and introduce new products as well as increase the success rate of new product introductions. Additionally, Polaris is committing additional resources toward upgrading the distribution network of approximately 2,000 dealers in North America in the area of sales, service, merchandising and strengthening of the Polaris brand to accelerate future growth.

Financial position and cash flow remain strong

     Polaris sustained its exceptional financial position, generating $192.8 million in cash flow from operating activities for the year ended December 31, 2002 compared to $188.6 million during the prior year. Cash and cash equivalents at the end of the year totaled $81.2 million compared to $40.5 million the year before. The company’s debt to total capital ratio of six percent for 2002 was at its lowest point in six years.

     Mike Malone, Vice President-Finance and Chief Financial Officer commented, “Our cash flow generation remained strong in 2002 enabling Polaris to fund all of our working capital needs and research and capital projects, while returning a significant portion of the profits back to our shareholders in the form of dividends and the share repurchase program. Cash on the books at year end 2002 was at an all time high for the Company, a comforting position given the economic uncertainty today. For 2003, we expect to see continued improvement in cash generation from our businesses, further strengthening our financial position for the future.”

Share buyback continues

     During the fourth quarter 2002 the company repurchased and retired 416,000 shares of its common stock bringing the full year amount to nearly 1.2 million shares or $76.0 million in 2002. Since inception of the share repurchase program in 1996, over 8 million shares have been repurchased at an average price of $38.36 per share. Currently the Board of Directors has authorized a total of 9.5 million shares of Polaris stock to be repurchased.

     Mr. Tiller concluded, “I am proud of our Polaris team, who demonstrated focus and discipline in navigating volatile markets throughout 2002 to deliver another record year in sales and earnings. Polaris has made a commitment to our dealers and consumers to deliver innovative, high quality products and services at a good value and our team is delivering on that promise day in and day out.” Tiller continued, “The coming year may again offer challenging market conditions, but I am optimistic that the efforts of all our employees and dealers will continue to differentiate Polaris products and services and enable us to capitalize on opportunities to build our business here in North America and globally. I am confident that we can deliver another record year of sales and earnings in 2003 and continue to create long-term value for our shareholders.”

     Today at 9:00 AM CDT Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-1380 in the U.S. and Canada, or 706-679-0834 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available for one week after the call by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 7518151, and on Polaris’ web site.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles, personal watercraft, Victory motorcycles and the Polaris RANGER for recreational and utility use. The Polaris Professional Series, a line of heavy duty Workmobiles™ targeted at lawn and landscape companies, equipment rental companies and construction operations, marks Polaris’ expansion into the commercial equipment marketplace.

     With annual 2002 sales of $1.5 billion, Polaris is the largest snowmobile manufacturer in the world and one of the largest U.S. manufacturers of ATVs and personal watercraft; while Victory motorcycles represent the first all-new American-made motorcycle in nearly 60 years. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com

     Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2003 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

(Summarized financial data)

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